SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NETFLIX, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Netflix, Inc.

970 University Avenue

Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2005

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on May 11, 2005 at 10:00 a.m. local time at the Fairmont Hotel, 170 South Market Street, San Jose, California 95113, for the following purposes:

1.	To elect two Class III directors to hold office until the 2008 Annual Meeting of Stockholders;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005;

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

Only stockholders who owned our common stock at the close of business on March 15, 2005 can vote at this meeting or any adjournments that may take place.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Your stock will be voted in accordance with the instructions you have given. Any stockholder entitled to vote at the meeting may vote in person by attending the meeting even if he or she has previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.

By order of the Board of Directors

/s/ Barry McCarthy

Barry McCarthy

Chief Financial Officer and Secretary

March 28, 2005

Los Gatos, California

NETFLIX, INC.

970 University Avenue

Los Gatos, California 95032

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The attached proxy is solicited on behalf of the Board of Directors of Netflix, Inc., a Delaware corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 11, 2005, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Fairmont Hotel, 170 South Market Street, San Jose, California 95113.

We intend to mail this Proxy Statement and accompanying proxy card to stockholders on or about April 5, 2005.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary, at the address of the Company’s executive offices noted above, written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Voting and Solicitation

Only stockholders of record at the close of business on March 15, 2005, referred to as the Record Date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 15, 2005, there were 52,867,215 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Proxies properly executed, duly returned to the Company and not revoked will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees and “FOR” all other proposals described in this Proxy Statement. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal.

The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail and dissemination to its employees, the Company will request that banks and brokers and other persons representing beneficial owners of the shares forward the proxy solicitation material to such beneficial owners, and the Company may reimburse these parties for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at our 2006 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 6, 2005 in order to be included in the Proxy Statement and proxy materials relating to our 2006 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director that will not be included in our Proxy Statement and proxy, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than January 11, 2006, and no later than February 10, 2006.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Two Class III directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, who are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board to fill the vacancy. It is not expected that nominees will be unable to serve as a director, and each has agreed to serve as a director of the Company if elected. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of stockholders held in 2008 or until the director’s successor has been duly elected or appointed and qualified, or until his earlier resignation or removal.

Vote Required; Recommendation of Board

The two candidates receiving the highest number of affirmative Votes Cast will be elected as Class III directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation
Reed Hastings	44	Chief Executive Officer, Netflix, Inc.
Jay Hoag	46	General Partner, Technology Crossover Ventures

Reed Hastings has served as our Chief Executive Officer since September 1998, our President since July 1999 and Chairman of the Board since inception. From June 1998 to July 1999, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from its inception in October 1991 until it was acquired by Rational Software Corporation, a software development company, in August 1997. Mr. Hastings holds an M.S.C.S. degree from Stanford University and a B.A. from Bowdoin College.

Jay C. Hoag has served as one of the Company’s directors since June 1999. Since June 1995, Mr. Hoag has been a General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Altiris, Inc., eLoyalty Corporation, Inphonic, Inc. and several private companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Directors Not Standing For Election and Executive Officers

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting and our executive officers are set forth below:

Name	Age	Class/Term Expiration	Principal Occupation
Directors
Timothy Haley	50	Class II/2007	Managing Director, Redpoint Ventures
Michael Schuh	61	Class II/2007	Managing Member, Foundation Capital
A. Robert Pisano	62	Class I/ 2006	National Executive Director and Chief Executive Officer, Screen Actors Guild
Richard Barton	37	Class I/ 2006	Chief Executive Officer and Chairman of the Board, Zillow, Inc.

Other Executive Officers
Barry McCarthy	51	—	Chief Financial Officer, Netflix, Inc.
Thomas R. Dillon	61	—	Chief Operations Officer, Netflix, Inc.
Leslie J. Kilgore	39	—	Chief Marketing Officer, Netflix, Inc.

Timothy M. Haley has served as one of the Company’s directors since June 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

Michael N. Schuh has served as one of the Company’s directors since February 1999. From August 1998 to the present, Mr. Schuh has served as a Managing Member of Foundation Capital, a venture capital firm. Prior to joining Foundation Capital, Mr. Schuh was a founder and Chief Executive Officer of Intrinsa Corporation, a supplier of productivity solutions for software development organizations from 1994 to 1998. Mr. Schuh serves on the board of directors of several private companies. Mr. Schuh holds a B.S.E.E. from the University of Maryland.

A. Robert Pisano has served as one of the Company’s directors since April 2000. Mr. Pisano has been the National Executive Director and Chief Executive Officer of the Screen Actors Guild since September 2001. The Screen Actors Guild recently announced that Mr. Pisano will step down from this position no later than May 1, 2005. From August 1993 to April 1999, Mr. Pisano served as Executive Vice President, and Vice Chairman and Director of Metro-Goldwyn-Mayer Inc., a motion picture and television studio. Mr. Pisano serves on the board of directors of Resources Connection and three mutual funds advised by First Pacific Advisors. Mr. Pisano holds an LL.B. from the Boalt Hall School of Law at the University of California, Berkeley and a B.A. from San Jose State University.

Richard Barton has served as one of the Company’s directors since May 2002. In late 2004, Mr. Barton co-founded Zillow, Inc. where he is now Chief Executive Officer and Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital and he serves on the board of directors of AtomShockwave. Previously, Mr. Barton founded Expedia, Inc. in 1994 and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton holds a B.S. in industrial engineering from Stanford University.

Barry McCarthy has served as the Company’s Chief Financial Officer since April 1999 and its Secretary since May 1999. From January 1993 to December 1999, Mr. McCarthy was Senior Vice President and Chief Financial Officer of Music Choice, a music programming service distributed over direct broadcast satellite and cable systems. From June 1990 to December 1992, Mr. McCarthy was Managing Partner of BMP Partners, a

financial consulting and advisory firm. From 1982 to 1990, Mr. McCarthy was an Associate, Vice President and Director with Credit Suisse First Boston, an investment banking firm. Mr. McCarthy currently serves on the board of directors of Paciolan, an internet based ticketing service. Mr. McCarthy holds an M.B.A. from The Wharton School of Business at the University of Pennsylvania and a B.A. from Williams College.

Thomas R. Dillon has served as the Company’s Chief Operations Officer (formerly Vice President of Operations) since April 1999. From January 1998 to April 1999, Mr. Dillon served as Chief Information Officer at Candescent Technologies Corp., a manufacturer of flat panel displays. From May 1987 to December 1997, Mr. Dillon served as Chief Information Officer of Seagate Technology, a maker of computer peripherals. Mr. Dillon holds a B.S. from the University of Colorado.

Leslie J. Kilgore has served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) since March 2000. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, an Internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.

There are no family relationships among any of our directors, nominees for director and executive officers.

Board Meetings and Committees

The Board held ten meetings during 2004. Each Board member attended at least 75% or more of the Board meetings held during 2004. The Board has determined that each of Messrs. Barton, Haley, Hoag, Pisano and Schuh is independent under the listing standards of the NASDAQ Stock Market.

As of the date of the Proxy Statement, the Board has four standing committees: (1) the Compensation Committee, (2) the Audit Committee, (3) the Nominating and Governance Committee and (4) the Stock Option Committee.

Compensation Committee

The Compensation Committee of the Board consists of two non-employee directors: Messrs. Haley and Hoag, each of whom is independent under the listing standards of the NASDAQ Stock Market. The Compensation Committee reviews and recommends to the Board compensation for the Company’s executive officers. The Compensation Committee held two meetings in 2004. Each member attended at least 75% or more of the Compensation Committee meetings held during 2004.

The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Web site at http://ir.netflix.com.

Audit Committee

The Audit Committee of the Board consists of three non-employee directors: Messrs. Haley, Pisano and Schuh, each of whom is independent under the listing standards of the NASDAQ Stock Market. The Board has determined that Mr. Schuh is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Mr. Schuh’s relevant experience includes services as the Chief Executive Officer of Intrinsa Corporation, as a Managing Member of Foundation Capital and as a member of several other audit committees.

The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met eight times in 2004. Each member attended at least 75% or more of the Audit Committee meetings held during 2004.

The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Web site at http://ir.netflix.com.

Nominating and Governance Committee

The Board formed a Nominating Committee in March 2004 which consisted of two non-employee directors: Messrs. Barton and Hoag, each of whom is independent under the listing standards of the NASDAQ Stock Market. The Nominating Committee held three meetings in 2004. Each member attended at least 75% or more of the Nominating Committee meetings held during 2004. In March 2005, the Board expanded the role of the Nominating Committee and formed the now-standing Nominating and Governance Committee. The Nominating and Governance Committee also consists of Messrs. Barton and Hoag, who continue to be independent under the listing standards of the NASDAQ Stock Market. The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Web site at http://ir.netflix.com.

Stock Option Committee

The Stock Option Committee of the Board consists of one employee director: Mr. Hastings. The Stock Option Committee reviews and approves the stock options granted to employees pursuant to the Company’s option grant program. The Stock Option Committee did not hold meetings in 2004 but acted by written consent when necessary to carry out its duties.

The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and addressed to: Netflix, Inc., 970 University Avenue, Los Gatos, California 95032, Attention: Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience and personal skills in technology, finance, marketing, financial reporting and other areas that may be expected to contribute to an effective Board.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at periodic meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. At the direction of the Nominating and Governance Committee, the Company has retained a professional search firm to assist in identifying and evaluating nominees for director on an ongoing basis.

Communications with the Board

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Web site at http://ir.netflix.com. In addition, the Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Web site at http://ir.netflix.com.

Director Compensation

The Company’s directors do not receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Upon joining the Board, Mr. Pisano received options to purchase 66,666 shares of the Company’s common stock, and in September 2001, Mr. Pisano received additional options to purchase 66,666 shares. Mr. Barton received options to purchase 100,000 shares upon joining the Board in May 2002. No other directors were granted options.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of non-employee directors, Messrs. Haley and Hoag. None of the members of the Compensation Committee has been or is an officer or employee of the Company. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. The Company is submitting its selection of KPMG LLP for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 1998. The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

During 2003 and 2004, fees for services provided by KPMG LLP were as follows (rounded to the nearest $1,000):

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for the audit of the Company’s annual financial statements and for the review of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $377,000 and $1,224,000 in 2003 and 2004, respectively.

Audit-Related Fees

The Company was not billed any fees for audit-related services in 2003 or 2004.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax compliance, tax advice and tax planning services totaled $183,000 and $221,000 in 2003 and 2004, respectively.

All Other Fees

There were no other fees billed by KPMG LLP for services rendered to the Company, other than the services described above, in 2003 and 2004.

The Audit Committee has determined that the rendering of non-audit services by KPMG LLP was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2003 and 2004, all services provided by KPMG LLP were pre-approved by the Audit Committee in accordance with this policy.

Vote Required; Recommendation of the Board

The affirmative vote of the majority of the Votes Cast is required for approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005.

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of March 15, 2005 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Executive Compensation” section, and (iv) all executive officers and directors as a group. The Company has relied exclusively upon information provided to the Company by its directors and executive officers and copies of documents sent to the Company that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options or warrants that are exercisable within 60 days of March 15, 2005 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 970 University Avenue, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Jay C. Hoag (1) 528 Ramona Street Palo Alto, CA 94301	13,241,450	21.39%

Technology Crossover Management IV, L.L.C. (2) 528 Ramona Street Palo Alto, CA 94301	10,907,052	18.16%

Fred Alger Management, Inc. (3) 111 Fifth Avenue New York, NY 10003	8,995,429	17.02%

LMM, LLC (4) 100 Light Street Baltimore, MD 21202	7,000,000	13.24%

Reed Hastings (5)	5,644,837	10.36%

Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. (6) 85 Broad Street New York, NY 10004	2,844,391	5.38%

Goldman Sachs Asset Management, L.P. (7) 32 Old Slip New York, NY 10005	2,817,051	5.33%

W. Barry McCarthy (8)	797,856	1.49%

Leslie J. Kilgore (9)	509,441	*

Michael N. Schuh (10) 70 Willow Road, Suite 200 Menlo Park, CA 94025	468,538	*

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Thomas R. Dillon (11)	164,818	*

A. Robert Pisano (12)	72,666	*

Richard N. Barton (13)	67,584	*

Timothy M. Haley	—	*

All directors and executive officers as a group (9 persons) (14)	20,967,190	32.27%

*	Less than 1% of the Company’s outstanding shares of common stock.

(1)	Mr. Hoag is not the record holder of any of the Company’s securities and disclaims beneficial ownership of the shares set forth next to his name except to the extent of his pecuniary interest therein. Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., and Technology Crossover Management IV, L.L.C. Mr. Hoag, along with Richard H. Kimball, have the shared power to make voting decisions on the shares held by the limited partnerships of such entities. Mr. Kimball also disclaims beneficial ownership of the shares set forth next to Mr. Hoag’s name except to the extent of his pecuniary interest therein.

Technology Crossover Management II, L.L.C. is not the record holder of any of the Company’s securities. It is the sole general partner of, and may be deemed to have sole investment control over, TCV II (Q), L.P., TCV II Strategic Partners, L.P. and Technology Crossover Ventures II, L.P. TCV II (Q), L.P. is the record holder of 188,464 of the Company’s shares and a warrant to acquire 670,082 of the Company’s shares. TCV II Strategic Partners, L.P. is the record holder of 33,446 of the Company’s shares and a warrant to acquire 118,916 of the Company’s shares. Technology Crossover Ventures II, L.P. is the record holder of 245,136 of the Company’s shares and a warrant to acquire 871,580 of the Company’s shares. Technology Crossover Management II, L.L.C. is also the sole investment general partner of, and may be deemed to have sole investment control over, TCV II, V.O.F. and Technology Crossover Ventures II, C.V. TCV II, V.O.F. is the record holder of 7,964 of the Company’s shares and a warrant to acquire 28,312 of the Company’s shares. Technology Crossover Ventures II, C.V. is the record holder of 37,426 of the Company’s shares and a warrant to acquire 133,072 of the Company’s shares.

Technology Crossover Management IV, L.L.C. is the record holder of 11,404 of the Company’s shares. It is also the sole general partner of, and may be deemed to have sole investment control over, TCV IV, L.P. and TCV IV Strategic Partners, L.P. TCV IV, L.P. is the record holder of 3,561,394 of the Company’s shares and a warrant to purchase 6,942,574 of the Company’s shares. TCV IV Strategic Partners, L.P. is the record holder of 132,802 of the Company’s shares and a warrant to acquire 258,878 of the Company’s shares.

(2)	Technology Crossover Management IV, L.L.C. is a record holder of 11,404 of the Company’s shares. It is also the sole general partner of, and has sole investment control over, TCV IV, L.P. and TCV IV Strategic Partners, L.P. TCV IV, L.P. is the record holder of 3,561,394 of the Company’s shares and a warrant to purchase 6,942,574 of the Company’s shares. TCV IV Strategic Partners, L.P. is the record holder of 132,802 of the Company’s shares and a warrant to acquire 258,878 of the Company’s shares.

(3)	As of December 31, 2004, based on information provided by Fred Alger Management, Inc. in the Schedule 13G/A filed February 11, 2005.

(4)	As of December 31, 2004, based on information provided by LMM, LLC. in the Schedule 13G/A filed February 15, 2005.

(5)	Includes options to purchase 1,634,219 shares.

(6)	As of December 31, 2004, based on information provided by Goldman Sachs Group, Inc. in the Schedule 13G filed February 8, 2005.

(7)	As of December 31, 2004, based on information provided by Goldman Sachs Asset Management, L.P. in the Schedule 13G filed February 7, 2005.

(8)	Includes: (i) options to purchase 727,981 shares; (ii) a warrant to purchase 7,914 shares; and (iii) 14,352 shares held by W. Barry McCarthy, Jr., Trustee of the Peter Dudley McCarthy Trust—2001 u/i dtd. December 31, 2001. Mr. McCarthy disclaims beneficial ownership of the 14,352 shares he holds as Trustee of the Peter Dudley McCarthy Trust—2001 u/i dtd. December 31, 2001.

(9)	Includes options to purchase 439,872 shares

(10)	Mr. Schuh is not the record holder of any of the Company’s securities and disclaims beneficial ownership of the shares set forth next to his name except to the extent of his pecuniary interest therein. Mr. Schuh is a trustee of the Michael N. and Mary G. Schuh 1990 Family Trust, which is the record holder of 50,096 of the Company’s shares. Mr. Schuh is a General Partner of Foundation Capital Equity Partners II, L.P., which is the record holder of 1,010 of the Company’s shares. Mr. Schuh is a Manager of FC Leadership Management Co., LLC and Foundation Capital Management Co., LLC. FC Leadership Management Co., LLC is not the record holder of any of our securities. FC Leadership Management Co., LLC is the general partner of Foundation Capital Leadership Fund, LP and the sole manager of Foundation Capital Leadership Principals Fund, LLC. Foundation Capital Leadership Fund, LP is the record holder of 404,221 of our shares and Foundation Capital Leadership Principals Fund, LLC is the record holder of 10,779 of our shares. Foundation Capital Management Co., LLC is not the record holder of any of our securities. Foundation Capital Management Co., LLC is the general partner of Foundation Capital, LP, which is the record holder of 2,432 of our shares.

(11)	Includes options to purchase 141,235 shares.

(12)	Includes options to purchase 66,666 shares. These options are held in the name of A. Robert Pisano, trustee of the Pisano Living Trust dated 9/4/92.

(13)	Includes options to purchase 61,584 shares.

(14)	Includes, without duplication, the shares, options and warrants listed in footnotes (1), (5), and (8) through (13) above.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer, and (ii) the other executive officers listed below. We refer to the individuals listed in the table below as the “executive officers” throughout this Proxy Statement.

Name and Principal Positions	Year	Salary	Long-Term Compensation Awards	All Other Compensation (1)
			Securities Underlying Options
Reed Hastings	2004	$136,154	279,781	$187
Chief Executive Officer, President and Chairman of the Board	2003	224,615	91,428	180
	2002	229,762	200,000	173

Barry McCarthy	2004	$323,077	124,000	$2,968	(2)
Chief Financial Officer and Secretary	2003	250,000	50,004	414
	2002	223,077	205,332	270

Thomas R. Dillon	2004	$598,462	26,566	$1,234
Chief Operations Officer	2003	356,154	17,148	774
	2002	223,077	162,000	774

Leslie J. Kilgore	2004	$503,846	95,840	$168
Chief Marketing Officer	2003	315,539	28,572	162
	2002	217,692	272,666	162

(1)	Includes taxable amounts attributable to the employee under the Company’s group term life insurance policy.

(2)	Includes $2,538 representing the Company’s matching contribution made under its 401(k) plan and $430 for taxable amounts attributable to Mr. McCarthy under the Company’s group term life insurance policy.

Grants of Stock Options

Beginning in the third quarter of 2003, the Company began granting employees, including the executive officers, fully vested stock options on a monthly basis. The following table sets forth information concerning stock option grants to the executive officers during 2004. The potential realizable value is calculated based on the term of the options, which is ten years, and assumed rates of stock appreciation of 5% and 10% compounded annually. These assumed rates of stock appreciation comply with the rules of the Securities and Exchange Commission and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company’s common stock.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Last Fiscal	Exercise	FMV at time of	Term in
	Granted	Year (1)	Price	Grant	Years	5%	10%
Reed Hastings	41,518	2.87%	$11.25	$11.25	10	$293,743	$744,401
	49,435	3.41	9.43	9.43	10	293,173	742,958
	28,595	1.97	16.33	16.33	10	293,666	744,208
	32,680	2.26	14.27	14.27	10	293,281	743,232
	23,148	1.60	20.16	20.16	10	293,482	743,742
	12,977	0.90	35.95	35.95	10	293,394	743,518
	15,238	1.05	32.60	32.60	10	312,409	791,706
	15,238	1.05	26.90	26.90	10	257,785	653,279
	15,238	1.05	35.36	35.36	10	338,858	858,733
	15,238	1.05	34.75	34.75	10	333,013	843,919
	15,238	1.05	36.37	36.37	10	348,489	883,140
	15,238	1.05	27.42	27.42	10	262,721	665,786

Barry McCarthy	16,311	1.13%	$11.25	$11.25	10	$115,401	$292,450
	19,421	1.34	9.43	9.43	10	115,176	291,878
	11,234	0.78	16.33	16.33	10	115,371	292,374
	12,838	0.89	14.27	14.27	10	115,212	291,971
	9,094	0.63	20.16	20.16	10	115,298	292,189
	5,098	0.35	35.95	35.95	10	115,259	292,090
	8,334	0.58	32.60	32.60	10	170,863	433,001
	8,334	0.58	26.90	26.90	10	140,988	357,293
	8,334	0.58	35.36	35.36	10	185,329	469,660
	8,334	0.58	34.75	34.75	10	182,132	461,558
	8,334	0.58	36.37	36.37	10	190,597	483,009
	8,334	0.58	27.42	27.42	10	143,688	364,133

Thomas Dillon	2,076	0.14%	$11.25	$11.25	10	$14,688	$37,222
	2,472	0.17	9.43	9.43	10	14,660	37,152
	1,430	0.10	16.33	16.33	10	14,686	37,217
	1,634	0.11	14.27	14.27	10	14,664	37,162
	1,157	0.08	20.16	20.16	10	14,669	37,174
	649	0.04	35.95	35.95	10	14,673	37,184
	2,858	0.20	32.60	32.60	10	58,595	148,490
	2,858	0.20	26.90	26.90	10	48,350	122,527
	2,858	0.20	35.36	35.36	10	63,555	161,062
	2,858	0.20	34.75	34.75	10	62,459	158,283
	2,858	0.20	36.37	36.37	10	65,362	165,640
	2,858	0.20	27.42	27.42	10	49,275	124,873

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Last Fiscal	Exercise	FMV at time of	Term in
	Granted	Year (1)	Price	Grant	Years	5%	10%
Leslie J. Kilgore	14,828	1.02%	$11.25	$11.25	10	$104,909	$265,860
	17,655	1.22	9.43	9.43	10	104,703	265,337
	10,212	0.71	16.33	16.33	10	104,876	265,776
	11,671	0.81	14.27	14.27	10	104,739	265,430
	8,267	0.57	20.16	20.16	10	104,813	265,617
	4,635	0.32	35.95	35.95	10	104,792	265,563
	4,762	0.33	32.60	32.60	10	97,630	247,414
	4,762	0.33	26.90	26.90	10	80,560	204,155
	4,762	0.33	35.36	35.36	10	105,896	268,361
	4,762	0.33	34.75	34.75	10	104,069	263,732
	4,762	0.33	36.37	36.37	10	108,906	275,989
	4,762	0.33	27.42	27.42	10	82,102	208,063

(1)	Based on a total of 1,447,940 options granted to employees, including the executive officers, in 2004.

Aggregate Option Exercises in 2004 and Values at December 31, 2004

The following table sets forth information concerning option exercises during 2004 and the exercisable and unexercisable options held by the executive officers as of December 31, 2004. The “Value of Unexercised In-the-Money Options at December 31, 2004” column is based on $12.33, the closing sales price of the Company’s common stock on December 31, 2004, less the per share exercise price of the options multiplied by the number of shares issuable upon exercise of the options. All options granted under the 1997 Stock Plan are immediately exercisable upon grant but following any such exercise are subject to repurchase by the Company at cost in the event of the optionee’s termination of employment for any reason (including death or disability), to the extent the Company’s right of repurchase has not lapsed. The number of shares exercisable that would remain subject to repurchase following an exercise (the unvested portion) is set forth in the footnotes to the following table.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004			Value of Unexercised In-the-Money Options at December 31, 2004
Name			Unexercisable	Exercisable		Unexercisable	Exercisable
Reed Hastings	60,000	$1,710,450	—	1,511,209	(1)	$—	$12,534,401
Barry McCarthy	—	—	—	680,676	(2)	—	5,561,195
Thomas R. Dillon	94,733	2,875,395	—	135,085	(3)	—	998,959
Leslie J. Kilgore	63,000	1,762,650	—	407,940	(4)	—	3,137,822

(1)	58,334 shares of which were unvested as of December 31, 2004.

(2)	59,888 shares of which were unvested as of December 31, 2004.

(3)	47,250 shares of which were unvested as of December 31, 2004.

(4)	79,526 shares of which were unvested as of December 31, 2004.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of December 31, 2004:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans or arrangements approved by security holders	13,820,170	$4.22	5,814,951	(1)(2)
Equity compensation plans or arrangements not approved by security holders	1,140,000	$1.50	—

Total	14,960,170	$4.02	5,814,951

(1)	This number of shares includes 1,563,939 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan for future issuance.

(2)	The Company’s 2002 Stock Plan also provides for annual increases in the number of shares available for issuance on the first day of each year equal to the lesser of: (i) 2,000,000 shares, (ii) 5% of the outstanding shares of the Company’s common stock on such date, or (iii) such other amount determined by the Board. In addition, the 2002 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance on the first day of each year equal to the lesser of: (i) 666,666 shares, (ii) 2% of the outstanding shares of the Company’s common stock on such date, or (iii) such other amount as determined by the Board.

Employment, Severance and Change-of-Control Arrangements

In a change in control transaction, if the options under the Company’s amended and restated 1997 Stock Plan are not assumed or substituted for, each outstanding option will fully vest and become immediately exercisable. In addition, if within 12 months of a change of control a holder of an option under the Company’s amended and restated 1997 Stock Plan is terminated involuntarily other than for cause, the vesting schedule for such holder’s option will accelerate with respect to an amount of shares equal to the number of shares that would otherwise vest over the following 12 months.

In the event that Mr. Dillon’s employment is terminated by the Company other than for cause, Mr. Dillon will be entitled to severance of three months continued salary and benefits.

In the event that Ms. Kilgore’s employment is terminated by the Company other than for cause, Ms. Kilgore will be entitled to severance of three months continued salary and benefits.

Code of Ethics

The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Web site at http://ir.netflix.com.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2004, all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in 2004 except:

•	reports on Form 4 relating to stock option grants received in February 2004 by the following officers were filed late: Thomas R. Dillon, Reed Hastings, Leslie J. Kilgore, and Barry McCarthy; and

•	a report on Form 4 relating to the sale by Mr. Dillon of shares under a 10b5-1 trading plan in October 2004 was filed late.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board includes two non-employee directors. The Compensation Committee reviews and recommends to the Board compensation for the Company’s executive officers.

Compensation Philosophy.    The Company’s executive pay programs are designed to attract and retain key executive talent that maximize stockholder value over time. The Company strongly believes that executive officers should have sufficient equity or equity-linked compensation so as to align the interests of executive officers with those of the Company’s stockholders.

Components of Executive Compensation.    The two key components of the Company’s executive compensation program in 2004 were base salary and stock options. The Company considers the value of both base salary and stock options in determining total compensation for executive officers. In determining executive compensation, the Company considers a number of factors, including overall company performance, individual performance and comparative compensation data.

The Company utilizes a monthly option grant program as part of the compensation package for all executive officers. Under the option grant program, executive officers receive, on a monthly basis, fully vested options granted at fair market value. The Company’s executive officers receive a significant portion of overall compensation in the form of these stock options. The Company believes that such monthly option granting aligns executive compensation with the Company’s long-term business strategies and links such compensation with stockholder return.

In addition to the stock option program, executives are eligible to participate in the Company’s 2002 Employee Stock Purchase Plan. Other elements of executive compensation include participation in company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company did not award any performance bonuses to executive officers in 2004.

Chief Executive Officer Compensation.    The Compensation Committee used the philosophy and components described above in setting the annual compensation for the CEO, Reed Hastings. In considering Mr. Hastings’ salary, the Compensation Committee not only considered these items, but also took into consideration his existing ownership of the Company’s common stock, his accomplishments in developing the business strategy for the Company, and his ability to attract and retain senior management.

Section 162(m) of the Internal Revenue Code.    The Compensation Committee has considered the potential impact of Section 162(m) (the “Section”) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, other than compensation that is “performance-based.” The Compensation Committee concluded that the Section should not reduce the tax deductions available to the Company and that no changes to the Company’s compensation program were needed in this regard. However, the Compensation Committee may from time to time approve compensation that is not deductible under this Section.

Ongoing Review.    The Compensation Committee will be evaluating the Company’s compensation policies on an ongoing basis to determine whether they are appropriate to attract, retain and motivate key personnel. The Compensation Committee may determine accordingly that it is appropriate to increase salaries, award additional stock options or grants of restricted stock, adjust the methods of granting long-term incentives or provide other short-term or long-term compensation to the executive officers.

Compensation Committee of the Board of Directors

Timothy Haley

Jay Hoag

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2004 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statement with accounting principles generally accepted in the United States of America, their judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by the Codification of Statements on Auditing Standards No. 61. In addition, the Audit Committee has discussed with KPMG LLP their independence from management and the Company, including the written disclosure and the letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committees.

The Audit Committee also reviewed the fees paid to KPMG LLP during the year ended December 31, 2004 for audit and non-audit services, which fees are described under the heading “Proposal Two: Ratification of Independent Registered Public Accounting Firm” above. The Audit Committee has determined that the rendering of any non-audit services by KPMG LLP was compatible with maintaining their independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee meets with KPMG LLP, with and without management present, to discuss the results of their examinations, their evaluations or the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of KPMG LLP to audit the Company’s financial statements for the year ending December 31, 2005.

Audit Committee of the Board of Directors

Timothy Haley

A. Robert Pisano

Michael Schuh

CERTAIN TRANSACTIONS

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

The following graph compares the total cumulative stockholder return on the Company’s common stock with the total cumulative return of the Nasdaq Composite Index and the Philadelphia Thestreet.com Internet Sector Index for the period beginning on May 23, 2002, the date of the Company’s initial public offering, through December 31, 2004. Total cumulative stockholder return assumes $100 invested at the beginning of the period in the Company’s common stock, the stocks represented in the Nasdaq Composite Index and the stocks represented in the Philadelphia Thestreet.com Internet Sector Index, respectively. The Philadelphia Thestreet.com Internet Sector Index is an equal-dollar-weighted index composed of 23 leading companies involved in Internet commerce, service and software. Historical stock price performance should not be relied upon as an indication of future stock price performance:

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Barry McCarthy

Barry McCarthy

Chief Financial Officer and Secretary

March 28, 2005

Los Gatos, California

FORM OF PROXY

NETFLIX, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 28, 2005, and hereby appoints Reed Hastings and Barry McCarthy, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on May 11, 2005, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

If this proxy is properly executed and returned but no direction is made, this proxy will be voted “for” all of the nominees for Class III directors set forth below under item 1 and “for” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 (item 2).

Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

1.	To elect two Class III directors to hold office until the 2008 Annual Meeting of Stockholders:

(01) Jay Hoag; (02) Reed Hastings

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if an address change or comment has been noted on this card ☐

This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature:	Date:	Signature:	Date: